KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the use of our report dated March 27, 2026, with respect to the financial statements of Jackson National Life Insurance Company of New York, incorporated herein by reference, and to the reference to our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Minneapolis, Minnesota April 17, 2026